Exhibit 4.6

RESTRICTED STOCK UNIT AWARD AGREEMENT

CUSTOMERS BANCORP, INC. (the "Company") is pleased to award you Restricted Stock Units. This Restricted Stock Unit Award Agreement (the “Agreement”) is made as of ______________ by and between Customers Bancorp, Inc. and ______________ (the “Grantee”).

WHEREAS, the Grantee is being recruited as a valued member of the Venture Banking Team of the Company or one of its subsidiaries; and

WHEREAS, the grant of the Restricted Stock Units is being made outside of the Customers Bancorp, Inc. 2019 Stock Incentive Plan; and

WHEREAS, the grant of the Restricted Stock Units is being made in reliance on the inducement award exemption from the shareholder approval requirements under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

Pursuant to the actions of a majority of the independent members of the Company’s Board of Directors, the Company wishes to conditionally transfer rights to receive Restricted Stock Units of common stock, of the Company, to the Grantee pursuant to the terms and conditions set forth herein, including the “Standard Terms and Conditions” attached hereto and made a part hereof.

NOW, THEREFORE, the Company and the Grantee, intending to be legally bound, hereby agree as follows:

1.Subject to and as soon as practicable following the satisfaction of the vesting conditions set forth in Paragraph 2 below, and subject to your acceptance of this agreement, the Company hereby awards the Grantee _________ Restricted Stock Units of the Company’s common stock (“Award Shares”).

 2.(a)  Subject to Paragraph 2(b) and (c) below, the Grantee shall be entitled to receive the Award Shares that shall be the earlier of (i) the vesting schedule as outlined below or (ii) the date of the Grantee’s death, or (iii) a “Change in Control” as defined below:

Quantity	Vest Date
July 10, 2024
July 10, 2025
July 10, 2026

(b) Unless otherwise determined by a majority of the independent members of the Company’s Board of Directors, the vesting of Restricted Stock Units will be suspended during the period of any approved leave of absence in which the Grantee has a right to reinstatement. Upon the Grantee’s return to employment, vesting will resume.

(c) If the Grantee’s employment or service with the Company is terminated for any reason other than death prior to the vesting schedule, this Agreement shall automatically terminate, the Grantee shall forfeit all unvested Restricted Stock Units and rights hereunder, and no Restricted Stock Units or other consideration shall be transferred to Grantee pursuant to this Agreement.

(d) For purposes of Paragraph 2(a), a “Change in Control” is defined as means: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization (however effected, including by general offer or court-sanctioned compromise, arrangement or otherwise) if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; (iii) individuals who constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; provided, however, that any individual shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors; but, provided further that any such person whose initial assumption of office is in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; (iv) any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities (e.g., issued shares); or (v) the completion of a liquidation or dissolution of the Company. For purposes of this subparagraph (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (X) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any Subsidiary, and (Y) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the shares of Stock of the Company

3.             Unless the Grantee and the Company make other arrangements satisfactory to the Company with respect to the payment of withholding taxes, no Award Shares shall be transferred to the Grantee pursuant to Paragraph 2(a), above until the grantee has satisfied all tax obligations regarding the vesting thereof.

4. Nothing in this Agreement shall confer upon Grantee any right to continue in the employment of the Company, or shall interfere with or restrict in any way the rights of such person to terminate Grantee’s employment at any time, subject to the terms of any employment agreement by and between the Company and Grantee.

5. This Agreement shall be governed by the substantive law of the Commonwealth of Pennsylvania, without giving effect to the choice of law principles thereof.

6.This Agreement is subject to the Terms and Conditions attached hereto and the Grantee hereby acknowledges receipt of a copy thereof. Except as otherwise stated, all terms used herein and not defined herein shall have the meanings set forth in the Terms and Conditions.

The Company has executed this Agreement with intent to be legally bound hereby, as of the first date set forth above.

The undersigned hereby accepts the foregoing Restricted Stock Units and the terms and conditions hereof.

CUSTOMERS BANCORP, INC.	Grantee:

Customers Bancorp, Inc.

2023 Inducement Awards

Standard Terms and Conditions (“Standard Terms”)
Applicable to all Inducement Awards

1.Purpose. The Grantee is being recruited as a valued member of the Venture Banking Team of Customers Bancorp, Inc. (the “Company”) or one of its Subsidiaries and in connection therewith is being awarded Restricted Stock Units pursuant to an Award Agreement. The award is being made outside of the Customers Bancorp, Inc. 2019 Stock Incentive Plan in reliance on the inducement award exemption from the shareholder approval requirements under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

2.Definitions. For purposes of the Standard Terms, the following terms shall be defined as set forth below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Award” means any Restricted Stock Unit awarded pursuant to an Award Agreement.

“Award Agreement” means an RSU Agreement or any other agreement governing the grant or award of any Restricted Stock Unit.

“Board” means the Board of Directors of the Company.

“Cause” means, with respect to a Grantee and in the absence of an Award Agreement otherwise defining Cause, (1) the Grantee’s plea of nolo contendere to, conviction of or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Grantee’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates, (2) conduct of the Grantee, in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company or its Affiliates, (3) any material violation of the policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (4) the Grantee’s act(s) of gross negligence or willful misconduct in the course of his or her employment or service with the Service Recipient; (5) misappropriation by the Grantee of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Grantee, at the Grantee’s direction, or with the Grantee’s prior actual knowledge; or (7) willful neglect in the performance of the Grantee’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties. If, subsequent to the Termination of a Grantee for any reason other than by the Service Recipient for Cause, it is discovered that the Grantee’s employment or service could have been terminated for Cause, such Grantee’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Grantee shall be required to repay to the Company all amounts received by him or her in respect of any Award following such Termination that would have been forfeited under the Plan had such Termination been by the Service Recipient for Cause. In the event that there is an Award Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement are complied with.

“Change in Control” means: (1) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization (however effected, including by general offer or court-sanctioned compromise, arrangement or otherwise) if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; (2)the sale, transfer or other disposition of all or substantially all of the Company’s assets; (3) individuals who constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; provided, however, that any individual shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors; but, provided further that any such person whose initial assumption of office is in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; (4) any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities (e.g., issued shares). For purposes of this subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any Subsidiary, and (ii) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the shares of Stock of the Company; or (5) the completion of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, in the case of an Award that constitutes deferred compensation subject to section 409A of the Code, no “Change in Control” shall be deemed to have occurred as a result of any event unless that event has resulted in a “change in the ownership or effective control” of the Company or “in the ownership of a substantial portion of the assets” of the Company within the meaning of section 409A(a)(2)(A)(v) of the Code and the regulations and guidance issued thereunder. The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in U.S. Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

“Committee” means the Board or such other committee consisting of two or more individuals appointed by the Board to administer the Awards and each other individual or committee of individuals designated to exercise authority under the Award Agreement and the Terms and Conditions.

“Company” means Customers Bancorp, Inc.

“Corporate Event” has the meaning set forth in Section 5(b) hereof.

“Data” has the meaning set forth in Section 11(d) hereof.

“Disability” means, in the absence of an Award Agreement otherwise defining Disability, the permanent and total disability of such Grantee within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

“Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

“Grantee” means the Person who has been granted an Award under an Award Agreement or, if applicable, such other Person who holds an Award.

“Participant Agreement” means an employment or other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

“Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act or an “independent director” as defined under, as applicable, the NYSE Listed Company Manual or other applicable stock exchange rules.

“Qualifying Committee” has the meaning set forth in Section 3(b) hereof.

“Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.

“RSU Agreement” means a written agreement between the Company and a Grantee evidencing the terms and conditions of an individual Award of Restricted Stock Units.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

“Service Recipient” means, with respect to a Grantee holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

“Stock” means the common stock, par value $1.00 per share, of the Company.

“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a majority of the voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

“Termination” means the termination of a Grantee’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Grantee ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Grantee’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Grantee shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Grantee’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Grantee shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

3.Administration.

(a)Authority of the Committee. Except as otherwise provided below, the Award, Award Agreement and the Terms and Conditions shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Award, Award Agreement and the Terms and Conditions, to construe and interpret the Award, Award Agreement and the Terms and Conditions and correct defects, supply omissions, and reconcile inconsistencies therein and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Award, Award Agreement and the Terms and Conditions. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its shareholders and Affiliates, Grantees, and beneficiaries of Grantees. Notwithstanding anything in the Award, Award Agreement and the Terms and Conditions to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including upon a Corporate Event, subject to Section 5(d), or in the event of a Grantee’s Termination by the Service Recipient other than for Cause, or due to the Grantee’s death, Disability or retirement (as such term may be defined in an applicable Award Agreement, or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Award, Award Agreement and the Terms and Conditions that the Committee is permitted to take.

(b)Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Grantee who is then subject to Section 16 of the Exchange Act in respect of the Company, must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Award, Award Agreement and the Terms and Conditions. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.

(c)Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Award, Award Agreement and the Terms and Conditions, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Award, Award Agreement and the Terms and Conditions. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Award, Award Agreement and the Terms and Conditions, be deemed to be an action taken by the Committee.

(d)Sections 409A and 457A. The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award, to the extent applicable. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any accelerated or additional tax, interest, or penalties that may be imposed on a Grantee as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).

4.Restricted Stock Units.

(a)General. Restricted Stock Units may be in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which agreements need not be identical.

(b)Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Stock Unit at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Grantee is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Grantee’s Termination for any reason.

(c)Settlement. Restricted Stock Units shall be settled in Stock, cash, or property, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Grantee’s RSU Agreement, a Grantee shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.

(d)Termination of Employment or Service. Except as provided in an RSU Agreement or otherwise determined by the Committee, in the event of a Grantee’s Termination for any reason prior to the time that such Grantee’s Restricted Stock Units have been settled, (1) all vesting with respect to such Grantee’s Restricted Stock Units outstanding shall cease, (2) all of such Grantee’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination, and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Grantee shall be delivered on the delivery date or dates specified in the RSU Agreement.

(e)Compliance With Section 409A. Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit shall be paid in full to the Grantee no later than the fifteenth day of the third month after the end of the first calendar year in which the Restricted Stock Unit is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Restricted Stock Unit is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to satisfy the requirements of Section 409A.

5.Adjustment for Recapitalization, Merger, etc.

(a)Capitalization Adjustments. The aggregate number of shares of Stock that may be delivered in connection with an Award, the number of shares of Stock covered by each outstanding Award, and the price per share of Stock underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of a share of Stock or other consideration subject to such Awards (1) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (2) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (3) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Grantees in the Award, Award Agreement and the Terms and Conditions.

(b)Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash, (iii) a Change in Control, or (iv) the reorganization, dissolution or liquidation of the Company (each, a “Corporate Event”), the Committee may provide for any one or more of the following:

(1)	The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in subsection (a) above;

(2)	The acceleration of vesting of any or all Awards not assumed or substituted in connection with such Corporate Event, subject to the consummation of such Corporate Event;

(3)	The cancellation of any or all Awards not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Grantees holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equal to an amount based upon the per-share consideration being paid for the Stock in connection with such Corporate Event; and

(4)	The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date.

Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Grantee to receive property, cash, or securities (or a combination thereof) as such Grantee would have been entitled to receive upon the occurrence of the transaction if the Grantee had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this subsection (b), the Committee may require a Grantee to (A) represent and warrant as to the unencumbered title to his or her Awards, (B) bear such Grantee’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Grantees. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c)Fractional Shares. Any adjustment provided under this Section 4 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

(d)Double-Trigger Vesting. Notwithstanding any other provisions of the Plan, an Award Agreement to the contrary, with respect to any Award that is assumed or substituted in connection with a Change in Control, the vesting, payment, purchase or distribution of such Award may not be accelerated by reason of the Change in Control for any Grantee unless the Grantee experiences an involuntary Termination as a result of the Change in Control. Unless otherwise provided for in an Award Agreement, any Award held by a Grantee who experiences an involuntary Termination as a result of a Change in Control shall immediately vest as of the date of such Termination. For purposes of this Section 5(d), a Grantee will be deemed to experience an involuntary Termination as a result of a Change in Control if the Grantee experiences a Termination by the Service Recipient other than for Cause as defined in the applicable Award Agreement or in a written change in control, retention, severance or similar plan maintained by the Company in which the Grantee participates), or otherwise experiences a Termination under circumstances which entitle the Grantee to mandatory severance payment(s) pursuant to applicable law or, in the case of a non-employee director of the Company, if the non-employee director’s service on the Board terminates in connection with or as a result of a Change in Control, in each case, at any time beginning on the date of the Change in Control up to and including the first (1st) anniversary of the Change in Control.

6.Transferability of Awards. Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the Grantee other than by the Grantee. Notwithstanding the foregoing, Awards and a Grantee’s rights under the Award agreement and the Terms and Conditions shall be transferable to a Grantee’s spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals.

7.Employment or Service Rights. Neither the Award, the Standard Terms nor any action taken thereunder or hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

8.Compliance with Laws. The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation) or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Award or the Terms and Conditions or any shares of Stock to be issued upon exercise or settlement of an Award. If the shares of Stock offered for sale or sold under the Award are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

9.Withholding Obligations. As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Grantee satisfy, through deduction or withholding from any payment of any kind otherwise due to the Grantee, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable. Depending on the withholding method, the Company may withhold by considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in the applicable Grantee’s jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto).

10.Amendment of Awards.

(a)Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(b)Shareholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to an Award shall be effective without shareholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to an Award shall materially impair a Grantee’s rights under any Award unless the Grantee consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Award Agreement or Standard Terms shall constitute an amendment to the Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Grantee’s consent, the Board or the Committee may amend the terms of the Award from time to time as necessary to bring such Award into compliance with applicable law, including, without limitation, Section 409A of the Code.

(c)No Repricing of Awards Without Shareholder Approval. Notwithstanding subsection (a) or (b) above, or any other provision of the Award Agreement or Standard Terms, the repricing of an Award shall not be permitted without shareholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 5(a) hereof), (2) any other action that is treated as a repricing under GAAP, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 5(b) hereof.

11.Miscellaneous.

(a)Certificates. Stock acquired pursuant to Awards may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Grantee, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, (2) the Company retain physical possession of the certificates, and (3) the Grantee delivers a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Grantee pending the release of any applicable restrictions.

(b)Other Benefits. No Award granted or paid out under the Award Agreement and the Standard Terms shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(c)Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Grantee. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

(d)Data Privacy. As a condition of receipt of any Award, each Grantee explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Award Agreement or the Standard Terms. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Grantee, including, but not limited to, the Grantee’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Award Agreement or the Standard Terms, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Award Agreement and the Standard Terms. Recipients of the Data may be located in the Grantee’s country or elsewhere, and the Grantee’s country and any given Grantee’s country may have different data privacy laws and protections. By accepting an Award, each Grantee authorizes such Data recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Award Agreement and the Standard Terms, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Grantee may elect to deposit any shares of Stock. The Data related to a Grantee will be held only as long as is necessary to implement, administer, and manage the Award Agreement and the Standard Terms. A Grantee may, at any time, view the Data held by the Company with respect to such Grantee, request additional information about the storage and processing of the Data with respect to such Grantee, recommend any necessary corrections to the Data with respect to the Grantee, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Award Agreement, and in the Committee’s discretion, the Grantee may forfeit any outstanding Awards if the Grantee refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Grantees may contact their local human resources representative.

(e)Grantees Outside of the United States. The Committee may modify the terms of any Award under the Award Agreement or the Standard Terms made to or held by a Grantee who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Grantee is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Grantee, as affected by non-U.S. tax laws and other restrictions applicable as a result of the Grantee’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Grantee who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Grantee whose Award is modified.

(f)No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Award Agreement or the Standard Terms may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Award Agreement or the Standard Terms, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(g)Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Award Agreement or the Standard Terms is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(h)Governing Law. The Award Agreement or the Standard Terms shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of laws thereof.

(i)Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Grantee has access) to the extent permitted by applicable law.

(j)Arbitration. All disputes and claims of any nature that a Grantee (or such Grantee’s transferee or estate) may have against the Company arising out of or in any way related to the Award Agreement or the Standard Terms must be submitted solely and exclusively to binding arbitration in accordance with the then-current employment arbitration rules and procedures of the American Arbitration Association (AAA) to be held in Berks County, Pennsylvania. All information regarding the dispute or claim and arbitration proceedings, including any settlement, shall not be disclosed by the Grantee or any arbitrator to any third party without the written consent of the Company, except with respect to judicial enforcement of any arbitration award. Any arbitration claim must be brought solely in the Grantee’s (or such Grantee’s transferee’s or estate’s) individual capacity and not as a claimant or class member (or similar capacity) in any purported multiple-claimant, class, collective, representative or similar proceeding, and the arbitrator may not permit joinder of any multiple claimants and their claims without the express written consent of the Company. Any arbitrator selected to adjudicate the claim must be knowledgeable in the industry standards and practices, and, by signing an Award Agreement, each Grantee will be deemed to agree that any claims pursuant to the Award Agreement or the Standard Terms is inherently a matter involving interstate commerce and thus, notwithstanding the choice of law provision included herein, the Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitrator shall not be permitted to award any punitive or similar damages, but may award attorney’s fees and expenses to the prevailing party in any arbitration. Any decision by the arbitrator shall be binding on all parties to the arbitration.

(k)Statute of Limitations. A Grantee or any other person filing a claim for benefits under the Award Agreement or the Standard Terms must file the claim within one (1) year of the date the Grantee or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Grantee or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.

(l)Funding. No provision of the Standard Terms shall require the Company, for the purpose of satisfying any obligations under the Award Agreement or the Standard Terms, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Grantees shall have no rights under the Award Agreement or the Standard Terms other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(m)Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(n)Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Award, Award Agreement or the Terms and Conditions to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(o)Code Section 409A. Anything under Award Agreement or the Terms and Conditions to the contrary notwithstanding, to the extent applicable, it is intended that any Award which provide for a “deferral of compensation” subject to Section 409A of the Code and rules, regulation and guidance issued thereunder (collectively, “Code Section 409A”) shall comply with the provisions of Code Section 409A and the Award shall be construed and applied in a manner consistent with this intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Grantee upon a Separation from Service of the Grantee (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Grantee’s death), occurring while the Grantee shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company or applicable Subsidiary, shall not be paid until the earlier of (x) the date that is six months following such Separation from Service or (y) the date of the Grantee’s death following such Separation from Service.

(p)Titles and Headings. The titles and headings of the sections in these Standard Terms are for convenience of reference only, and in the event of any conflict, the text of the Standard Terms, rather than such titles or headings, shall control.